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                             EXHIBIT 99(c)
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                       CANADIAN BANCSHARES, INC.
                          A TEXAS CORPORATION

                    ______________________________


               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                 TO BE HELD ON ________________, 1996
                    ______________________________


    The Special Meeting of Shareholders (the "Special Meeting") of Canadian Bancshares, Inc. ("Canadian") will be held on _________________, 1996, at 4:00 p.m., local time, at the offices of First State Bank of Canadian, 115 Main Street, Canadian, Texas 79014, for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger, dated January 30, 1996, attached as Appendix A to the accompanying Proxy Statement/Prospectus, providing for the merger of Canadian with and into Boatmen's Texas, Inc., a Missouri corporation and wholly owned subsidiary of Boatmen's Bancshares, Inc.

    Only the holders of common stock of Canadian of record at the close of business on _________________, 1996 are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

    EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of your signed proxy will help assure a quorum and aid Canadian in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                           By Order of the Board of Directors



                           John Baker
                           Secretary

Canadian, Texas

________________, 1996

CANADIAN SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES
UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES.